Exhibit 99.2

Agenus (NASDAQ: AGEN) Q2 2020 Earnings Conference Call

August 6, 2019 8:30 AM ET

Agenus (NASDAQ: AGEN)

Q2 2020 Earnings Conference Call

Officers and Speakers

Garo Armen, Ph.D. -	Chairman and Chief Executive Officer

Jennifer S. Buell, Ph.D. -	Chief Operating Officer

Dhan Chand, PhD -	Head of Drug Discovery

Julie Desander -	Vice President, Business Development

Anna Wijatyk, MD -	Vice President, Clinical Development

Dr. Bree Wilky -	Director of Sarcoma Translational Research & Assoc Professor, Medical Oncology

Dr. Chuck Drake -	Professor & Co-Director, Cancer Immunotherapy Programs at New York Presbyterian and Columbia University Herbert Irving Comprehensive Cancer Center

Analysts

Mayank Mamtani, B Riley FBR

Hunter on behalf of Matt Phipps, William Blair

Presentation

Operator: Good morning, ladies and gentlemen. Thank you for standing by, and welcome to the Agenus Second Quarter 2020 Conference Call and Webcast.

(Operator Instructions)

Please note this event is being recorded.

I would now like to turn the conference over to Dr. Jennifer Buell, President and Chief Operating Officer of Agenus. Dr. Buell, please go ahead.

Jennifer Buell: Thank you very much. Thanks for joining us. Today’s call is being webcast and will be available on our website with our accompanying slide material for replay.

Before we start, we’d like to remind you that this call will include forward-looking statements, including statements regarding our clinical development, regulatory and commercial plans and timelines, as well as timelines for data release and partnership opportunities. These statements are subject to risks and uncertainties, and we refer you to our SEC filings for more details on these risks.

As a reminder, this call is being recorded for audio broadcast.

I’m Jennifer Buell, President and Chief Operating Officer of Agenus, and we are delighted to provide an update today on our business. Joining me are Dr. Garo Armen, Chairman and Chief Executive Officer; Dr. Dhan Chand, Head of Drug Discovery; Julie DeSander, Vice President and Head of Business Development; and special guests Dr. Bree Wilky, Director of the Sarcoma Translational Research Program at University of Colorado Cancer Center, and Dr. Chuck Drake, Professor and Co-Director of the Cancer Immunotherapy programs at New York Presbyterian and Columbia University.

Dr. Wilky is one of the foremost experts in sarcoma and the first clinical investigator to dose patients with zalifrelimab, our anti-CTLA4 antibody, in a Phase 1 clinical trial, and she’s the senior author on a 2019 publication to report on the curative benefit of zalifrelimab in patients with aggressive angiosarcoma. And Dr. Drake is an internationally renowned expert in immune therapy, immune-modulating antibodies and tumor microenvironment conditioning agents. I’m thrilled to have them with us today.

Now, I will turn the call over to Garo to highlight our key achievements in the first half of 2020.

Garo Armen: Thank you, Jen, and thank you all for your interest in Agenus and for joining us this morning. Our special thanks, as Jen mentioned, to our experts Dr. Drake and Dr. Wilky for taking the time from their busy practice to review and interpret the latest data from our trials. Both Bree and Chuck have been extremely helpful with their guidance for rapid clinical development paths of our potentially lifesaving medicines.

This year we have advanced our extensive clinical as well as near-clinical pipeline of agents. We have generated important data updates, some of which we will share with you today. You can also expect additional updates on up to five of our programs in upcoming presentations at major conferences between now and year end.

Before we go into some of the details, please keep in mind that Agenus should be considered as fundamentally a technology and biology company. This has allowed us to design our broad portfolio to address one simple thing: how to overcome the challenges posed by cancer, which is constantly trying to evade the body’s immune system. This is cancer’s big trick, by the way. This ability of ours is what makes your company special and our portfolio of innovative products very exciting. Using this intrinsic understanding of the immune system and our portfolio of agents, we expect to transform Agenus into a U.S. commercial biotechnology company with a recurrent pipeline of innovative immuno-oncology agents.

We expect our first two commercial products to be our anti-PD-1, we call bali, and our anti-CTLA-4, zali, antibodies. In addition to investing in innovation, early on we made a strategic decision to develop our own PD-1, balstilimab. We consider PD-1 as being an essential component for use in cocktails with our pipeline of innovative agents. Although there are several commercially available PD-1s and others in development, there are significant advantages to having your own PD-1. The first of this is affordability and flexibility of developing combinations.

I’m going to list for you our pipeline, our I-O pipeline, which is synergistic with PD-1. And they’re extensive.

•	They include our other late-stage agent, zali, the Agenus first-generation CTLA-4, that is;

•	AGEN1181, our multifunctional CTLA-4, which you’ll hear about with some data later on from Chuck;

•	our Fc-enhanced TIGIT monospecific antibody, AGEN1327, with an IND expected to be filed within the next six months;

•	also, our Fc-enhanced bispecific TIGIT antibody, AGEN1777, also expected IND filing in the next six months.

•	Next, AGEN1223, a very exciting bispecific antibody in the clinic, which we have not disclosed the details on the bispecific composition of it just yet; and

•	AGEN2373, our CD137 4-1BB molecule, which is in the clinic, and you’ll hear about some data from that molecule in a bit; and lastly,

•	our allogeneic iNKT cell therapy for cancer with an IND which has been cleared already. So, all of this list of compounds that I talked about are absolutely synergistic with our PD-1 molecule.

Another huge advantage of having a PD-1 in-house is to control over pricing these combinations, which is critical because based on our meetings with over a dozen payer groups so far, there is an implied price ceiling if several novel I-O combinations are required to be effectively treating cancer. And that, by the way, is a foregone conclusion, that combinations will be required for effective treatment and control of cancer. In addition to the advantages offered by having our own PD-1 for our own portfolio, it is also becoming clear that other companies who need a PD-1 to combine with their own pipeline of agents or their own commercial products may prefer to use our PD-1 — that is, the Agenus PD-1 — versus others for the same reasons that I have cited which benefit us.

Let me now reflect on a couple of other things. Firstly, in order to move quickly and effectively in the rapidly moving and highly competitive field of immuno-oncology, we need to have in-house downstream capabilities; in-house, yes, downstream capabilities. These capabilities include development and manufacturing. Manufacturing, as many of you know, is becoming a bigger bottleneck for other companies as a result of the demands, particularly lately, imposed on the system due to a substantial number of COVID-19 products and development programs. Having our own CMC and manufacturing capabilities allows us to bypass these systemic bottlenecks. For example, we have already proactively produced commercial grade bali and zali required for our CMC module expected to be submitted to the FDA in this quarter as part of our expected BLA filing this year.

Second, PD-1 antibodies have already generated significant value for several companies. We believe there will be also a significant opportunity for us in a market that today exceeds $22 billion in annual revenues, with projections which double those numbers in the next five years. That has become exceedingly clear, and also, very important, as I mentioned earlier, is that in order to penetrate this large market in a meaningful fashion with a new PD-1 such as ours, one needs to offer a value proposition with combinations which can provide superior patient benefit.

By the way, for those of you who have visual capabilities, we have a series of slides, as you could see, on the screen, which are position-appropriate, talk-appropriate, as I go through this, these comments.

In our clinical and near-clinical pipeline, we have several molecules with the potential to offer superior benefit to patients when combined with our PD-1, as I discussed a bit ago. Hence, having our own PD-1 is critically important for our own overall commercial success, including, very importantly, the optimization of the revenue potential of our own PD-1, bali.

Today, there is only one commercially available PD-1 for a CTLA-4 combination. It is approved in six cancer indications with expected combined revenues of about $13 billion this year. Based on data available to date, the cancer target for PD-1/CTLA-4 combinations are in their commercial infancy, as emerging data, on this slide, suggests curative benefit to patients in potentially more than 20 different types of cancer.

We’re advancing our anti-PD-1 antibody, balstilimab, as a monotherapy in combination with zalifrelimab, our anti-CTLA-4 antibody. As you know, our first target is patients with relapsed refractory cervical cancer who have failed first- and second-line treatments. As you can see on this slide, cervical cancer afflicts about 10,000 women in the U.S. every year. Currently approved therapies have limited activity with response rates of 10% to 15% and with limited durability of responses. Based on the data we have seen so far in cervical cancer, our anti-PD-1 antibody may offer improved clinical benefit compared to other PD-1 antibodies. These results are expected to be presented shortly at an upcoming conference this year.

When combined with zalifrelimab, we see improved and longer-term responses in cervical cancer patients. And when we look at clinical data on squamous cell carcinoma of the cervix patients, which about accounts for about 70% of total cervical cancers, we see a doubling of these responses with our products — combination, by the way.

Agenus’ commercial plans include providing access — this is a very important point for us — to all patients with cervical cancer regardless of their health coverage and affordability. I am confident we can reach this goal while simultaneously creating significant value for your company.

The next slide shows the clinical facts of PD-1 beyond cervical cancer. The combination of anti-CTLA-4 and anti-PD-1 has improved response rates and, very importantly, durability of responses in more than 14 tumor types so far. While our first indication being pursued is cervical cancer with our combination as well, we are contemplating to develop our PD-1/CTLA-4 combos in indications like non-small-cell lung cancer, melanoma, renal cell carcinoma, hepatocellular carcinoma and a number of others.

Today I will be providing you with an update on our Phase 1/2 trial with zali — zalifrelimab — I know I’m switching between zali and zalifrelimab. I don’t want to confuse you, but zali is the short name for zalifrelimab. So today we will be providing you with an update on our Phase 1/2 trial of zali as a monotherapy and in patients refractory to PD-1. This is an important and growing population of cancer patients. We have enrolled 39 patients into our Phase 2 study of zalifrelimab in patients who have failed anti-PD-1 therapy. In this trial, we have achieved three partial responses in patients with angiosarcoma, squamous carcinoma of the head and neck and neuroendocrine cancer. In addition, however, we have achieved durable disease stabilization, and that means beyond six months, in 13 patients so far. That represents a 40% clinical benefit rate with our first-generation anti-CTLA-4 antibody for patients for whom there’s really no treatment at all.

These data build on a growing body of evidence that the addition of CTLA-4 alone in PD-1 failures may provide us with a rapid registration opportunity for zalifrelimab, as well as we can extrapolate this to our multifunctional next-generation CTLA-4 antibody, AGEN1181, in patients who have no treatment options today at all.

Also, importantly, we continue to see complete and partial responses with zalifrelimab in angiosarcoma, a rare tumor for which there are no approved therapies. We have invited Dr. Bree Wilky, who is a world-renowned sarcoma expert, who has led the clinical trial initiative at Colorado University, to discuss our data. Bree was the first physician to treat a patient with our Phase 1 study with zalifrelimab and to report on an early observation of the curative potential of zalifrelimab with or without balstilimab in patients with angiosarcoma. Thank you for being with us today, Bree, and I’ll turn it over to you. Thank you.

Bree Wilky: Thank you so much, Garo and Jen, for inviting me to speak today. And it’s wonderful to have the opportunity to speak with all of you about the work that has come out of these amazing molecules and our partnership with Agenus.

And so, I’m Bree Wilky. I am the Deputy Associate Director for Clinical Research at the University of Colorado and the director of the sarcoma program here.

So, for those of you who may not know, sarcomas are a collectively rare group of over 100 different cancers of bone and soft tissues. And what they all have in common is that they’re quite devastating in the metastatic setting. There are essentially no curative therapies. They tend to be refractory to treatment with, overall, less than 20% of patients surviving more than five years with metastatic disease.

Immunotherapy for sarcoma is really the next frontier, and we’ve just begun to explore the activity of I-O in these sarcomas. During my early years in Miami, I was part of the zalifrelimab Phase 1 trial, and I was able to observe for the first time some absolutely unbelievable responses with CTLA-4, as well as PD-1 antibodies, and this disease group. And this actually was so influential that it made me completely change my career and focus on how we can use immuno-oncology to create these amazing responses to all patients with sarcomas. This led me to the University of Colorado, where now we have both a laboratory completely focused on sarcoma microenvironment and immuno-oncology.

And so I just want to tell you a little bit about angiosarcomas, and I think we have some pictures to go along with this, but angiosarcoma is a blood vessel cancer. And the typical story is that these tend to be elderly patients who notice a purplish bruise or lesion, often on their scalp or their head and neck. And what happens is, they see their dermatologist, it gets biopsied and comes back as this disease, and like most scalp lesions or skin lesions, the first instinct is to perform surgery to remove it.

So, the problem with angio is that these tumors are often extremely infiltrative. There are disease deposits well away from the primary lesion. And so, these patients undergo these huge, highly morbid and disfiguring surgeries in an attempt to remove the disease. Unfortunately, the relapse rate is extremely high, probably 70% to 80% for larger tumors, and chemotherapies are — temporarily can provide some benefit, but they are definitely not curative, and patients wind up ultimately succumbing to this disease fairly regularly.

And so my 62-year-old patient with angiosarcoma that was treated on zalifrelimab in 2015 was one of these patients. So, she had an angiosarcoma on her nose, and she went through surgeries, radiation and about a dozen different type of chemotherapies, targeted therapies, and was really completely out of options, with a very disfiguring and aggressive disease.

We enrolled her on the very first dose level of zalifrelimab at 0.1 mg/kg, and what we saw is that within 10 to 12 days, her tumor really exploded. It was absolutely unbelievable to see the obvious immune infiltration. And she went on to have improvement in her disease and ultimately achieved a complete response, not just radiographically but pathologically by biopsy. And I’m thrilled to say that now, today, four years later, this woman is essentially cured of her angiosarcoma because of zalifrelimab.

And so, this was one of the moments where I knew we were onto something big, and I wound up continuing to treat angiosarcomas with either ongoing immuno-oncology studies or potentially off-label for patients with no other options. And so what we wound up doing is publishing a case series of about seven patients at the University of Miami that were treated with either CTLA-4, PD-1 or the combination. In this paper, we actually showed that at 12 weeks, five of those seven patients had either clinical or radiographic partial responses of their tumors with I-O. We also, in partnership with Agenus, were able to delve into some of the biologic mechanisms of our super responder and were happy to make those data available to you.

Because of this amazing response, this has changed my clinical practice, where I’ve gone on to encourage, as opposed to upfront aggressive surgeries and radiation for angiosarcoma patients, that we actually get these patients on early immunotherapy trials because of this amazing ability to downstage the tumors and potentially give these folks a better outcome.

So, the common question is, okay, well, this is great, but angiosarcoma is really rare. There’s probably only about 200 to 300 cases per year in the United States. But what’s important to know is that in other countries, this incidence can be very different, particularly in Asia. And remember, there are no available treatment options for these patients. We’re super excited, in partnership with Agenus, that we will be launching a clinical trial, a Phase 2 clinical trial, of zalifrelimab with or without balstilimab for patients with angiosarcoma, and this will be in partnership with my colleague Jon Trent at the University of Miami, as well as here at the University of Colorado, and across the world. This is really the first angiosarcoma-specific clinical trial that will be done for immunotherapy, and I’m incredibly excited about the potential for this. This could potentially lead towards an opportunity for an accelerated approval and really change clinical practice and the available treatment options for these desperate patients.

So where are we heading in the future? I told you that angiosarcoma appears to be incredibly sensitive, but what about the rest of these sarcomas out there? We’ve learned that like many other cancers, it’s only a fraction of these diseases and a fraction of patients that benefit from PD-1 or CTLA-4 monotherapy. So why is this? What are the resistance mechanisms that we’re encountering?

The work that I’m doing in the laboratory suggests that one of the critical components for sarcomas to respond to immuno-oncology agents is that you have to have a robust initial immune response to generate tumor-specific T-cells that can then be perpetuated and activated with checkpoint inhibitors. And so, as many of you know, one of the best ways to stimulate that initial tumor immunogenicity is with chemotherapy. And in the sarcoma world, doxorubicin, which has been the standard of care for 40 years, but still is only palliative in nature, has been well described in the literature to have potent effects on those early immune responses by inducing type 1 interferon responses and helping to release danger factors that stimulate that initial antigen recognition. I’m really excited to combine chemotherapy along with checkpoint inhibitors, and I think that in sarcoma this is going to expand our response rates and potentially durability of the response.

And so, we have also, with Agenus, launched an investigator-initiated clinical trial that is ongoing now that’s combining doxorubicin plus zali and bali for metastatic soft tissue sarcomas in the first or second line of therapy. And so as I think you can see on the schema, we basically prime the sarcoma first with combination PD-1 and CTLA-4 inhibition, and then we begin doxorubicin to take full advantage of that initial boost of danger factors, and then patients can continue on maintenance therapy.

I’ve seen results from the first five evaluable patients on this study, and while today I cannot report any official data, I’ll simply leave it to say that I’m extremely optimistic about the potential of this study. Since doxo is really the standard of care, this initial investigation could have the potential to completely change how we treat many types of soft tissue sarcomas.

And so, while it’s a big dream, I will say that Agenus has never been afraid to think bigger and aim higher with me, and so I’m incredibly excited about the future moving forward. So, thank you all for your passion for these rare cancers, for our work and for helping all patients with cancer. Thank you.

Garo Armen: Thank you very much, Bree. We congratulate you on your work for your patients, which is quite remarkable.

Now, building value for our lead molecules, we will expand the benefit of CTLA-4 and PD-1 combinations across different tumors but also, very importantly, across different geographies as well. And while we do not have, today, the capacity to be all over the world from a commercial perspective, it is critical for us to make sure that we have the right partners to be able to expand globally.

A few weeks ago, we announced a partnership with Betta Pharmaceuticals, a national-level high-tech pharmaceutical company based in China. Betta has a strong track record of advancing innovative products in China and a growing portfolio of complementary oncology therapies. They are an ideal partner to enable us to address significant patient needs in China, which by the way is a rapidly growing market, while also advancing global development of balstilimab and zalifrelimab.

I will turn the call over to Julie DeSander, the head of all of our business development efforts, to highlight the strategic value of this partnership. Julie?

Julie DeSander: Thank you, Garo. As Garo mentioned, a few weeks ago, we announced a new partnership with Betta Pharmaceuticals granting rights to balstilimab and zalifrelimab in Greater China in exchange for $35 million up front in cash and equity, $100 million in milestones and tiered royalties up to the low twenties. We’re thrilled to expand the benefit of balstilimab and zalifrelimab to patients in this region.

China represents an important geography for Agenus. The PD-1 market in China alone is projected to grow to over $14 billion over the next 10 years and the addition of CTLA-4 meaningfully improves the efficacy of PD-1 therapy. We expect balstilimab and zalifrelimab to be the first approved PD-1/CTLA-4 combination in cervical cancer.

It was important for us to enter China with a strong local partner who has deep knowledge of the market, regulatory processes and clinical footprint in the region. We selected Betta as our ideal partner based on their success in launching the first innovative oncology product in China in lung cancer, the commercial footprint and their broad clinical portfolio that may benefit from combinations with PD-1 or CTLA-4. Together, we look forward to bringing the benefit of balstilimab and zalifrelimab to cervical cancer patients in China, which has 10 times the incidence compared to the U.S.

We will also be exploring label expansion opportunities with Betta in areas of high unmet need, which could include indications such as lung, gastric or liver cancer. These indications account for nearly half of all cancer-related deaths in China and are indications where the addition of CTLA-4 significantly improves the efficacy of PD-1 therapy.

Finally, we look forward to pursuing new synergic combinations of these agents with both Agenus and Betta’s other pipeline programs.

I will now turn the call over to Jennifer to provide an update on progress of our novel programs and upcoming catalysts.

Jennifer Buell: Thank you very much, Julie, and thank you, again, Dr. Wilky; that was an outstanding presentation. We’re thrilled to be in a partnership with you, and very exciting to see the maturity of the data from our current trial, our Phase 2 trial of zalifrelimab in refractory patients, patients refractory to PD-1. The trial is in its very early days and we already have three responses. We have a clinical benefit rate of over 40% with 13 patients with durable disease stabilization and we’re looking forward to the continued maturity of that data. And we’re thrilled to be launching a trial specifically in angiosarcoma. We have observed great results and we’re excited about what the future can look like for these patients with such a rare tumor.

And I also want to highlight that angiosarcoma is a relatively rare tumor, but it’s prevalent in Asians, living in the U.S., of course, but also in China we see a much higher prevalence of angiosarcoma. So, we’re looking forward to seeing what we can for patients globally within our own hands and through our partnerships.

Now, when you focus on value creation, value is created. And in 2015, we set out on a plan to become a commercial company set up for success. Today, we outlined our path to becoming a commercial company. Garo touched on our clinically validated assets; you’ve heard some of the data, you’ve seen data on these programs earlier this year and you will see more data at upcoming medical conferences later this year. We also presented the opportunity that Agenus has to drive differentiated value through combinations.

At our core, we are technologists and biologists. We’ve designed the most innovative and productive research engine in our industry with more than 21 assets advancing in preclinical and clinical development. 13 are already in the clinic being pursued by Agenus and some of which are with our collaborators. As Julie’s mentioned, we have our most recent collaboration with Betta, but on Slide 13, what you’ll see is that we also have very productive collaborations with Gilead, UroGen, Incyte, Merck and, of course, GSK. Eight molecules are in preclinical development; some of those you will be seeing moving into the clinic this year.

As Garo mentioned, our allogeneic iNKT cell therapy has been cleared to enter the clinic to treat patients with COVID-19, as well as patients with cancer, and I’ll go over our plans for those cells soon. Additionally, Dr. Dhan Chand will talk with you about our TIGIT, our family of TIGIT molecules, our Fc-enhanced TIGIT monospecific, as well as our Fc-engineered TIGIT bispecific program.

I want to take a minute to talk a little bit about GSK before I go into our innovative pipeline. GSK has been our longest strategic partner. They launched one of the most successful vaccines in recent times. This is the QS-21 saponin-containing Shingrix vaccine, which registered revenues of over $2 billion last year. This vaccine clinically has demonstrated to be the most effective vaccine, with over 90% efficacy, which is enhanced as individuals age, which is not the case with Zostavax, the competing vaccine, which is only 50% efficacious and the benefit wanes over age. So as individuals get older, the vaccine is less efficacious. And this is a really important component. We think a lot about QS-21 when we look at the requirement for addressing a pandemic, and when we hear that some of our regulators may be looking at efficacy of about 50%, we know that vaccines can be more efficacious. We believe that QS-21 could be a critical part of that.

Now, overall, through our financial transactions with our partners, we’ve generated more than $575 million in cash since 2015 in our efforts to finance your company with an eye to minimize dilution while we support the accelerated delivery of multiple discoveries into and through the clinic.

Now, tumors have sophisticated escape pathways; you’ve seen some of the illustrations from Dr. Wilky’s presentation, and the gravity that these tumors have when they effectively overcome our biologic control systems. These escape pathways are designed to avoid immune detection and thrive. Our discovery engine is designed to keep ahead of cancer’s pace and deliver high-impact therapies for patients with cancer. We’re focusing on delivering antibodies, cell therapies and vaccine combinations designed to elicit immune recognition of tumors so that the immune system can see the tumor, detect the tumor. Then we enable tumor destruction by immune cells and we block tumor escape pathways. These include assets that are designed to target myeloid cells, T and NK cells and a pipeline of molecules that I’m going to go into in just a moment.

Our strategy to eradicate cancer is fourfold. 1. To advance foundational molecules like CTLA-4 and PD-1 designed for optimal combination approaches; 2. develop molecules to improve upon validated targets like our Fc-engineered next-generation CTLA-4 molecule, which is a significant enhancement over currently available anti-CTLA-4 molecules; 3. Block escape mechanisms through innovative molecules and combination approaches and; 4. Modulate or condition the tumor microenvironment to eliminate tumor growth.

Agenus has all of these components in our pipeline: checkpoint antibodies, bispecifics, allogeneic cell therapy, QS-21 adjuvants. This gives your company a significant advantage for independence in clinical development, as well as in the commercial marketplace, where we will not be vulnerable or limited by established pricing for combinations. We plan to develop, register and launch our lead programs in the U.S. and seek ex-U.S. partners in the near term to fully appreciate the value of our late-stage pipeline while we continue to innovate.

Our first-generation CTLA-4 and PD-1 are poised to be first to market in refractory cervical cancer and potential second to market in larger market opportunities and validated indications such as non-small-cell lung cancer, melanoma, RCC, hepatocellular carcinoma and others such as sarcoma. Our next-generation pipeline showcases the features of our technology and innovation, and this is where I believe the genius of Agenus really shines through.

This year we presented data on AGEN1181. We also presented data on balstilimab and zalifrelimab. Today I’m going to provide you with an update on clinical data from our AGEN1181 trial, as well as our early-phase data from AGEN2373, our differentiated anti-CD137 antibody, and AGEN1223, our intratumoral Treg depleting agent. In addition, I’ll discuss our plans to expeditiously launch combinations with these novel agents in the clinic. I will conclude with a summary of data to be presented at upcoming conferences this year.

So first, AGEN1181.This is a multi-T-cell-engaging antibody which also binds anti-CTLA-4. It’s an Fc-engineered antibody. It’s rationally designed to overcome the shortcomings of Bristol’s Yervoy and other in-class anti-CTLA-4 antibodies through Fc engineering and enhanced binding to Fc gamma receptor IIIa variants, enabling antitumor activity in a larger proportion of patients. We expect to expand benefit to nearly three times the proportion of patients responding to first-generation CTLA-4. This is through enhanced immunogenicity as well as Treg depletion.

We’ve previously reported on a complete responder at 1-mg/kg monotherapy AGEN1181. We also reported to you a patient with microsatellite-stable endometrial cancer, PD-L1-negative, who demonstrated an 80% reduction in their target lesions and a complete response in their nontarget lesion. These data were presented by Dr. Steven O’Day at ASCO. Today, I’m thrilled to report that this patient, this previously partial responder, has now been determined to be a complete responder by PET scan technology. These responders, both of these complete responders, have microsatellite-stable endometrial cancer. Their tumors are PD-L1-negative and they both have genetic polymorphism in their CD16 allele, which renders them unlikely to respond to first-generation CTLA-4s. These data are highlighted on Slide 16.

We also have data on two patients with ovarian cancer with durable disease stabilization beyond 15 months for one and beyond 18 months for the other. And overall in the trial, we’ve demonstrated a clinical benefit rate which includes complete responses, partial responses and disease stabilization in over 60% of patients in this early Phase 1 study. We currently have nine patients, unreported, who are pending scans out of a total of 36 patients treated to date. Of course, accrual continues, and the trial is now being expanded to target indications. We’re really excited about the activity of our first-generation CTLA-4, as well as AGEN1181, our next-generation CTLA-4.

As Bree mentioned, with zalifrelimab, we’ve already reported on two responders in patients with angiosarcoma, and Garo shared the Phase 2 data of zalifrelimab in patients who failed PD-1, with four responders, 13 patients with durable disease stabilization, and the trial is quite early in its development. We see opportunities for strategic development of these agents through selective enrichment of our patients, and that may potentially be by CD16 allele stratification.

We have invited Dr. Chuck Drake to share his thoughts on CTLA-4 in general, and specifically, the differentiation of AGEN1181 and the possibilities for this molecule in the landscape of I-O, as well as his interpretation of single-agent activity of AGEN1181 in advanced refractory cancers.

Dr. Drake?

Charles Drake: Hey, Jen, thank you. I’m very happy to be here. I’ve been working on immunotherapy since around 2000, really kind of with not much success until about 2007 when I was fortunate to treat the first kidney cancer patient in the world, ever, with anti-PD-1. That was on a Phase 1 trial and that patient had a complete response and remains in complete response to this day.

But what I can tell you is, seeing complete responses in Phase 1 trials is incredibly rare, and so seeing a PET CR in this setting is really quite interesting and quite unusual, actually. As you know, Phase 1 trials are not designed to test activity, frankly. They’re designed to test safety, and so far, the data for 1181 points to a very reasonable safety profile with really no hypophysitis or severe unexpected, any related adverse events reported.

The other thing that I think wasn’t quite yet highlighted from this trial is, sometimes the immune system doesn’t quite eliminate the tumor but enters into a long-term disease stabilization. And Garo mentioned that on this trial there were a large number of patients with stable disease, and when people say stable disease, they usually just say it not specifically, but if you remember, Garo said it perfectly: These patients had stable disease for greater than six months. So six months is not usually seen in Phase 1 trials, and that really does reflect early evidence of clinical activity for 1181.

The other thing that you’ve listened to through this call is the word synergistic, actually, and I’m usually in opposition to that word, but I can tell you — because people go through the math and prove it — but I can tell you that in kidney cancer, anti-PD-1 and anti-CTLA-4 are, indeed, synergistic in terms of complete responses. That is, in the Phase 3 trial with anti-PD-1 in kidney cancer using nivolumab, actually, there were no complete responders. But when that was combined with anti-CTLA-4, the complete response rate ranges between 12% and 15%, and Nizar Tannir of MD Anderson has been presenting follow-ups on these data showing that these complete responses, many of them, are durable beyond three years. And so in terms of CRs, anti-PD-1 and anti-CTLA-4 in kidney cancer are, indeed, synergistic.

What — the other thing that Jen pointed out which is interesting, and I totally agree with, is there’s a phenomenon that we and others have described called adaptive Treg resistance. That is, when you do something to the tumor, it fights back by increasing Tregs. We’ve published papers showing this happens for radiation, that this happens with vaccination, and that this also happens in prostate cancer with hormonal therapy. So if you do something to the tumor, it fights back by upregulating Tregs, and the idea would be, then, to deplete those Tregs using a reagent like 1181. 1181 is an interesting molecule, and if you’re at all scientifically interested, I’d really, really urge you to read the Cancer Cell paper published in 2018 by [Waight et al. 2018]. Basically, what this molecule is, it’s an Fc-modified CTLA-4 that has a DLE mutation in the Fc portion, which enables it to both bind more strongly to Fc gamma RIII, and that also, it doesn’t really care about the different alleles that patients have, actually. So the idea is that this reagent is a much better depleter of Tregs than the other agents on the market.

There is competition. I mean, we should be fair; BMS has had an anti-CTLA-4, an afucosylated molecule, in the clinic for some time. Activity, clinical activity on that molecule hasn’t been presented publicly yet, so we don’t really have those data. And there’s also other versions of CTLA-4 in development, but this DLE mutation is actually unique, and the data shown in that paper and these early clinical data support its moving forward.

The one thing I would slightly add to or perhaps differ from, I actually think that the application for a depleting anti-CTLA-4 like this molecule is far beyond I-O combinations. I think that combining this agent with chemotherapy, as Bree spoke about, combining with hormonal therapy in prostate cancer and combining with radiation, really lends to some opportunities. And we’re hoping to work with our friends at Agenus to start some of those trials moving forward.

And with that, I’ll turn it back over to Jen, and thanks for this opportunity.

Jennifer Buell: Dr. Drake, thank you so much, and you can certainly count on that, and we’re looking forward to expanding our collaboration without question. Thank you again very much.

We’ve got exciting plans for AGEN1181. We plan to commercialize this molecule in the U.S. and potentially will consider licensing ex-U.S. rights on this. In terms of the path to market and breadth of development programs, we’re going to prioritize indications that are relatively large, that are eligible for accelerated approval in the U.S., a fast-to-market approach to get the molecule into the market for patients.

This will be through a few different prioritized indications that include, but are not limited to, PD-1-refractory melanoma. This could be the — a single-arm study could form the basis for a first approval with this molecule, and this would — the design of the study could include a monotherapy as well as a combination, as Chuck mentioned. The criticality of combinations here for durable curative responses is important, and we have the molecules within our own portfolio to do so.

We’ll also pursue combination approvals in — with PD-1 in cold tumors. These include microsatellite-stable diseases like you’ve seen responding with endometrial cancer, as well as colorectal cancer, and of course, large-prevalence tumors like non-small-cell lung cancer and prostate cancer. Our expectation is that bali combination with AGEN1181 will offer significantly enhanced durability.

Now turning to AGEN2373, this is our novel anti-CD137 molecule. This molecule is designed with important safety and efficacy features as compared to competitor molecules. We’ve presented some of this publicly. AGEN2373 is a fully human monoclonal antibody that boosts the immune response to cancer cells by enhancing CD137 co-stimulatory signaling in activated immune cells, both adaptive, T cells, and innate, NK cells. Dual targeting of both innate and adaptive immunity makes this molecule highly attractive target for cancer immune therapy.

Today, I am very happy to report that AGEN2373 has dosed through the 1-mg/kg dose cohort with no observed liver toxicity, and previously, liver toxicity was what had hampered or killed one of the competitor molecules. Furthermore, we’ve observed durable disease stabilization in patients with ovarian cancer, sarcoma and non-small-cell lung cancer on this early trial. We’re advancing the combination — we’re advancing the molecule into higher dose cohorts and in combination with balstilimab while contemplating additional opportunistic combinations with complementary therapies such as anti-CTLA-4 combinations.

Now I will turn the call over to Dr. Dhan Chand. Dhan will summarize important findings that illustrate the opportunity of novel combination approaches to drive durable and curative responses to cancer, specifically in PD-1-refractory cancers. I’ll also ask Dhan to provide a brief update on our TIGIT molecules and the next steps for our allogeneic iNKT cell therapy program. Dhan?

Dhan Chand: Thank you, Jen. While PD-1 and PD-L1 antibodies have been a spectacular commercial success, only a small proportion of patients have had sustainable long-term benefit. Therefore, there is a substantial need for therapies in patients who relapse or do not respond to PD-1 monotherapy. We have presented data on patients responding to our first- and next-generation CTLA-4 antibodies. We are also advancing some important new therapeutics that may also deliver benefit in selected patient populations.

The first is TIGIT. As you all know, TIGIT is shaping up to be a powerful combination partner with PD-1 antibodies, especially in tumors expressing TIGIT. We have designed two different approaches to optimally target TIGIT. Both incorporate our technology innovation through Fc engineering. You have seen data at ASCO from Genentech’s TIGIT that revealed they have no monotherapy and suggested that Fc silence is a liability and Fc competence is important. TIGIT is overexpressed in multiple tumors and is known to be a key player in driving resistance to anti-PD-1, and as a result, tumors grow. Blocking TIGIT with antibodies like our monospecific TIGIT antibody, AGEN1327, or our TIGIT bispecific, AGEN1777, unleashes important immune cells, such as T cells and NK cells, to kill many types of cancer. Agenus was the first to discover and report in Cancer Cell and at AACR 2019 that TIGIT antibodies require Fc co-engagement to promote optimal T cell activity against tumors.

Our TIGIT, AGEN1327, is engineered with this Fc enhancement and has outperformed all tested competitor antibodies and showed superior T cell activation when combined with PD-1 or LAG-3 antagonists or OX40 or CD137 agonists. Our TIGIT is an ideal combination partner for addressing known resistance mechanisms to current checkpoint therapy and with the potential to provide deeper responses.

In addition to the superior function demonstrated against tested competitors, our molecule was designed to: one, improve antitumor activity similar to the robust activity with our Fc-engineered AGEN1181, that has shown remarkable activity in early clinical trials. Our preclinical data with our TIGIT also shows superior tumor killing compared to competitor molecules. Two, be an optimal combination partner for anti-PD-1 antibodies for more potent tumor killing, particularly for TIGIT-expressing tumors, including non-small-cell lung cancer. And three, expand the population of patients who will benefit from TIGIT by targeting all genetic polymorphic variants of the particular Fc receptor.

TIGIT has also been implicated as an important target for overcoming resistance to anti-PD-1 therapy. Our bispecific TIGIT, AGEN1777, is designed to be used as monotherapy for tumors which are unresponsive to PD-1 antibodies. AGEN1777 is a first-in-class TIGIT bispecific that co-targets another inhibitory receptor, not yet disclosed, but also expressed on T cells and NK cells. We discovered that co-targeting TIGIT using our bispecific provides superior immune activation. Our preclinical data demonstrate AGEN1777 can be an important therapy in PD-1 relapsed/refractory tumors.

Our pipeline is uniquely designed to broaden the therapeutic reach of immunotherapy and enable curative combinations. Our most recent data, presented at AACR this year, validated our rationale for our complementary pipeline of therapies. Utilizing clinically relevant tumor models that are refractory to current PD-1 and CTLA-4 agents, we demonstrated that next-generation CTLA-4, like AGEN1181, promotes superior single-agent efficacy and more effective combination activity than current approaches.

Notably, we reported curative responses in difficult-to-treat tumors with next-generation CTLA-4 in combination with PD-1 and our adoptive T cell therapy, our QS-21-containing neoantigen vaccine. These data highlight the attributes of AGEN1181, specifically enhanced T cell priming, intratumoral Treg depletion and superior T cell memory responses. We further demonstrated, and consistent with our clinical data presented at ASCO, superior responses in populations that respond poorly to first-generation CTLA-4 because of a genetic predisposition in Fc gamma R-receptor IIIa or CD16 allele status. We revealed, for the first time, the powerful combination potential of next-generation CTLA-4 and PD-1 with iNKT-activating therapy.

Here, in a highly checkpoint-refractory lung metastasis model, we showed that combinations with iNKT-activating therapy result in robust and effective clearance of tumors in the lung. As you are aware, the efficacy of cell therapy has been primarily active only in liquid cancers. Here, we show that iNKT therapy in combination with our checkpoint portfolio can significantly broaden the therapeutic benefit and capabilities beyond that of our competitors.

These exciting findings demonstrate the power of our portfolio and further validate our unique position in the field when it comes to pursuing curative combination therapy. As Jennifer highlighted, we have already commenced combination trials with AGEN1181 and are already seeing early signs of clinical benefit.

I will now turn the call over to Jennifer to provide an update on the progress of our iNKT programs.

Jennifer Buell: Thank you very much, Dhan. Very soon, we expect to announce the initiation of a clinical trial using our allogeneic iNKT cells to treat patients with moderate to severe COVID-19. This trial will be conducted, to start, at New York Presbyterian Hospital. We’ve already cleared the IND and are working with the institution now to launch the trial within the next — very near term.

INKT cells, or invariant natural killer T cells, are a unique cell type that combines the features of both arms of the immune system — the T cells and NK cells, both the adaptive and innate immunity. Data in animal models similar to SARS-CoV-2 infection show that increasing the frequency of iNKT cells reduced viral shedding, prevented inflammation-driven lung injury and demonstrated viral clearance. These are all particularly important attributes in the attempt to overcome COVID-19.

Beyond COVID-19, these cells have great potential in mitigating cancer, and Agenus is advancing clinical trials for patients with cancer planned for later this year. Again, those trials are also FDA-cleared to launch the clinical trials, and now we’re just working with the hospital on readiness and resource availability during the pandemic, so we expect that that trial will start very quickly, certainly in the second half of this year.

Importantly, scientists from Agenus presented data most recently — Dhan highlighted some of this — that AgenTus iNKTs can penetrate tissues. They hone to the important tissues where the action is necessary, giving them a critical advantage to target solid tumors not served by available cell therapies. INKTs can kill cancer without requiring genetic manipulation; this is really important.

We can eliminate significant costs and capacity constraints that are required to modify typical cell therapies through genetic modification. We don’t have that. Unmodified iNKT cells target a specific lipid antigen, CD1D, on tumors and tumor-supporting cells, and iNKT cell activity can be augmented by a lipid ligand also known as alpha-Galactosylceramide.

The combination of checkpoint antibodies and activated iNKT-cell-triggering therapy showed curative potential in PD-1-refractory models, as Dhan just reported to you now. That supports our clinical plans going forward to go beyond — take cell therapies beyond hematologic tumors and move into solid tumors, specifically in combination with active checkpoint-modulating antibodies.

Agenus has the benefit of a very well-designed portfolio of checkpoint antibodies, cell therapy and vaccines, which gives us enormous flexibility to develop these novel combinations with curative potential for patients with cancer and infectious disease at a significant cost advantage. I’m really excited to share with you as these trials continue to mature in the clinic.

I’ll now turn the call back over to Garo to summarize our near-term catalysts.

Garo Armen: Thank you, everyone. All the speakers, I think, did a phenomenal job of outlining what we have ongoing. And I know that at times, the enormity of what we have gets a little confusing. It’s a lot. And — but don’t be intimidated by it. The enormity of the immune system and the complexity of cancer is such that it requires — if we want to battle this disease properly, it requires an enormous army of capabilities, enormous military capabilities, if you will, immune military capabilities, to be able to battle this properly. For those of you who are interested in digging into it a little bit more, we have an excellent, very well-written book by Lauren Sompayrac that we inventory here. If you contact [Amber Hanson], you will get a copy of it. It will be a gift from us to you. Particularly the first lecture of that book outlines the way the immune system works beautifully.

Getting back now, all of what you have heard so far today, and what you haven’t yet heard, sets us up for an exciting second half of the year and beyond. Among critical path items for us is to initiate our BLA filing for balstilimab and conclude our discussions with the FDA on the confirmatory trial design, which will be our obligation to get full approval down the road, for cervical cancer in an earlier disease setting, for balstilimab alone and for balstilimab plus zalifrelimab. It’s a mouthful, I know that. Based on the outcome of the FDA discussions, we will be prepared for filing not just one but the combination of balstilimab and zalifrelimab in patients with refractory cervical cancer.

In addition to these exciting plans, we will also present data, as Jen spoke about, I mentioned earlier, at upcoming medical conferences and scientific conferences this year on balstilimab alone, balstilimab in combination with zalifrelimab. We will present further updated data on AGEN1181, our multipurpose next-generation CTLA-4 molecule. We also plan to advance trials for expanded development with bali/zali in indications beyond cervical, and that’s geographically not just in the U.S. but beyond.

We will also initiate combination trials of AGEN2373, our 4-1BB antibody, and AGEN1223, our bispecific Treg intratumoral Treg depleter — Dr. Drake talked about the importance of Tregs, and this particular molecule is an intratumoral Treg depleter, which is where you want the Treg depletion to be, because if it’s systemically depleted, you may have a counter or immune issue associated with it — and with balstilimab and others in our portfolio. We will advance our proprietary process development, as Jen mentioned, for a sustainable supply of QS-21. Finally, we will launch clinical trials of allogeneic iNKT cells in patients with COVID-19 and separately for cancer.

Taken together, we’re excited for the trajectory of our company, your company, in the second half of this year and beyond. All of our hard work and your patients should position Agenus as one of the most innovative, progressive growth companies in our industry.

That concludes our formal remarks, and I’ll turn it over to Jason now. I think we have a process for incoming questions.

Questions & Answers

Operator: (Operator Instructions)

The first question comes from Mayank Mamtani from B. Riley FBR.

Mayank Mamtani: Congrats on the progress across, seems like, several modalities you have in your portfolio. Just quickly on the 1181, great to see the partial response converting to CR. Jen, could you maybe talk about these nine pending scans you have? What — just qualitative color on what tumor types? And is this going to be some data presented at ESMO in October?

Jennifer Buell: Hi, Mayank. Thanks very much for the question. So regarding the pending scans, these are patients — now, we look — patients are scanned every six weeks, and so therefore we get a sense of what’s happening with their tumor dynamics over that period of time, and what our clinical team, and Dr. Anna Wijatyk is here with us as well, what they will present, effectively, is a series of these waterfall plots that allow us to watch the tumors.

Now, what we have seen over time, such as for this patient with durable ovarian — durable response for over 18 months with ovarian cancer, when you’re actually looking at the dynamics of that patient scan, you’re seeing that the tumor is — tumors, they’re never — moving in one direction or another. They’re either growing or shrinking. And what we’re seeing is this continuous shrinking, or a negative radiologic finding. And as we watch that, we see that there may be a point at which that could trigger requirements to meet the RECIST 1.1 requirements for consideration as a partial response or a complete response.

So, we’re watching these scans of these patients to see where they are with respect to their tumor dynamic and conversion to responses. So, there are a couple of upcoming medical conferences. ESMO is certainly one, as you’d mentioned. There’s also SITC and there are a few other conferences. And we do plan to present data on our cervical cancer program as well as on 1181 at upcoming medical conferences. Now, of course, we can’t disclose that conference as of yet; abstracts are in review, as you know, the process here. So we will inform you as soon as we can where that data will be presented. But yes, you can expect clinical updates on our lead programs and including 1181.

Mayank Mamtani: Great, thanks for that clarification. And then on — to Garo’s comment about a lot going on, and especially with zali and 1181, how do you strategically think about? So just taking a step back, is it stratification by allele? Is it [nano] versus broader phenotypes? Like, how are you thinking about the two, given both are now demonstrating a very good clinical activity?

Jennifer Buell: Thanks very much, Mayank. Very important question here. We are seeing — now, in the responses, and just to reiterate, for AGEN1181, we have a complete response that we’ve reported on and now a PET complete response, so two of those patients have responses here, as well as the long-term durable disease stabilization that we’ve observed. Now, in those responses, what we are seeing is that those patients have the mutation in their CD16 allele, and data presented from us as well as others have demonstrated that those patients are unable or unlikely to respond to a first-generation therapy. This does allow us to leverage this particular genetic biomarker as a consideration for stratification.

Now, there are tumors, and of course, bali/zali are mature assets; they’re in preparation for BLA filing and we have generated hundreds of patients’ worth of data with these molecules. We have a significant opportunity to continue to expand the development of these molecules already, these validated I-O agents, in tumors where we know that there is activity with a CTLA-4 and/or PD-1. And these approaches, these tumor indications, expanding in these with bali/zali allows us a few things: generate data in larger-market opportunities that will support inclusion into NCCN guidelines that will allow physicians access to our agents to prescribe for their patients, as well as, and of course, further expanded data for approval. Now, these are very quick indications because we already have a path laid out for us. So we don’t want to lose the opportunity to take advantage of bali/zali in indications where they know that will work.

Now, with respect to AGEN1181, we have PD-1-refractory cases in which we believe this molecule could have pronounced activity, particularly in patients with the polymorphism that allows for some enhancement for identification of response. Our teams overall are critically looking at every patient in our trials, and of course the goal is to identify patients most likely to respond and include them on the therapy that they are most likely to have a response to. And the low-hanging fruit for us, of course, is the CD16-allele patient. It’s opportunistic and it allows us to differentiate and have lifecycle management of our first-generation as well as our next-generation therapies.

Mayank Mamtani: Very helpful. And if I can just squeeze in the final question around your partnered programs, and it’s a two-part question around 2373, which has the collaboration with Gilead. And then also, if you could comment on QS-21, including, I think, some comments around the AS01 that GSK has been talking about, the adjuvant, which I think QS-21 has a component in it. Just — can you just remind us the [inaudible] the kind of the work that is going on, and what terms you have with your partners as you progress this in terms of putting out more data?

Garo Armen: Sure. I mean, as far as our partnerships are concerned, as you said, Mayank, we have Gilead and others. You’ll be hearing some near-term developments, I think, on milestones that we may reach with our existing partners. That’s an ongoing thing. And going forward, as our portfolio crystalizes in terms of generating data — for example, data that we’re seeing on 1181, our next-gen multipurpose CTLA-4, that makes — the data we’re seeing makes that molecule very valuable. In fact, if you look at developments in the last five years, we believe our Fc-enhanced 1181 is one of the most important breakthroughs in I-O. And we also believe, of course, that that’s going to be followed with our TIGIT and 2373 and so on. I mean, all of these molecules that share a very important engineering design component based on our knowledge of the field, knowledge of biology, knowledge of cancer of the immune system. All these things make our molecules ones that have not come about by chance, but have been specifically designed to do certain things. And so that’s very exciting for us.

Now, because we do not have a global reach as a company, we will concentrate our commercialization efforts in the U.S. So going forward, you can expect us to increasingly have a higher proportion of our portfolio retained for U.S. rights and licensed for ex-U.S. purposes. So that’s going to be the path forward for us, and in our discussions with companies, generally everybody wants to have the U.S. component, but it’s also clear, Mayank, as you know, that the ex-U.S. cancer market is growing, led by China, but also other geographies. So hence, ex-U.S. market in terms of the value that it will generate for our collaborator/partners of the future will become much more significant.

In terms of QS-21, so as I have said, I mean, this is, again, another complex subject. People have asked me the question, for example, GSK made one of their adjuvant systems available upwards of about a billion doses for COVID vaccines. And the question that was asked was, does it contain QS-21? And if not, why not? So the answer to that question is, it does not contain QS-21, and the reason is very simple. You cannot make enough QS-21 today to supply a billion doses or anywhere near it. You can’t even make 100 million of doses of QS-21. So what does that do?

That means that we’re obligated, with a high sense of responsibility, to make sure that we explore renewable sources of raw material for making QS-21 saponin — and it’s very important that you realize QS-21 saponin has been in well over 1 — I’m sorry, 10 million people. There is no QS-21 from any other source that I know that has that many people treated or vaccinated with it. Now, that’s why, for example, how QS-21 saponin has proprietary components in terms of manufacturing which are known to us and known to GSK and no one else. No one else has rights to that proprietary manufacturing process.

Now, along with that proprietary manufacturing process, we are actively working on upscaling from an engineering perspective a renewable raw material that Jen talked about, okay? It’s a plant cell line that will be the feedstock for making QS-21. That’s what we’re working on. Now, we’ve gone through the scientific validation of that process, so we know that, for example, QS-21 saponin that we make from that process is exactly the same profile as the traditional QS-21 saponin that we’ve made from the natural tree bark. So that’s been done. The next step is simply engineering, scaling up. And of course, science is behind us, engineering is ahead of us, and people say, well, so why can’t you scale up tomorrow? It’s not that simple, because plant cells take time to grow. And so scale-up takes a little bit of effort as well. But bear with us. From our sense of responsibility, we will do this. We will upscale and we will scale up.

Now, importantly, should some of the vaccines out there — there’s something like five lead COVID-19 vaccines that have been advertised, and of those five, four that we know don’t have an adjuvant in their formulation. So if those four, or even the fifth one, don’t perform exactly as we all hope they will perform, if that happens, and one needs to boost its activity — for example, in Shingrix, you have 90%-plus efficacy. In a similar vaccine for shingles, you have 50% efficacy. One of the key differences between the two is the 90%-plus efficacy contains QS-21 saponin; the other one doesn’t. So should those COVID vaccines need help in the future because they don’t perform as we all hoped they will, then we would like to make sure that for this pandemic or for future pandemics, we will be ready. That’s the purpose of what we’re doing. Does that answer your question, Mayank?

Mayank Mamtani: Yes, and what we learned earlier this week, you know the adjuvanted vaccines are definitely performing relatively better, so absolutely looking forward to more updates from you on that. And then, appreciate the broader color. Thank you so much, and appreciate you taking my question.

Garo Armen: Thank you very much. Thank you.

Operator: (Operator Instructions)

The next question is from Matt Phipps from William Blair.

Hunter/ William Blair: This is Hunter on for Matt. Just first, I wondered, on 2373, you mentioned there is no liver toxicity observed. I was wondering if you could provide some color on sort of any other adverse events and the tolerability there?

Jennifer Buell: Thanks very much for your question. The molecule is really quite tolerable, so we have not — no other deleterious adverse events, no adverse events have really emerged beyond — and Anna Wijatyk is here as well. She could speak to this. Anna, for your feedback, maybe just a little color on the safety of the molecule?

Anna Wijatyk: Yes, yes. So far, the safety profile has been pretty predictable and pretty mild. No unexpected events consistent with mild, moderate adverse events, immune-mediated, but nothing out of ordinary.

Jennifer Buell: Thank you very much.

Hunter/ William Blair: All right, thank you. And then I was also wondering, on the doxorubicin bali/zali study, I was wondering what the tolerability was looking like there? I know there’s only five patients, but I was just curious.

Jennifer Buell: So, I’m going to see if Dr. Bree Wilky is still on the line. I know that she had a clinical requirement starting. She — Bree, are you still on the line?

Bree Wilky: Yes, I’m still here. Could you repeat the question, though?

Hunter/ William Blair: Yes, I was just asking on what the tolerability of the doxorubicin bali/zali study was looking like.

Bree Wilky: So again, it’s a little early. We’re actually — this is our safety lead-in period with the six patients. But I will say that at least to date, we haven’t seen any prohibitive DLTs that are limiting the combination.

Operator: There are no more questions in the queue. This concludes our question-and-answer session. I would like to turn the conference back over to Dr. Garo Armen for any closing remarks.

Garo Armen: Thank you very much, Jason, and thank you very much, everybody, for joining us on this occasion. We look forward to further updates and will keep you informed so everyone could be at least as excited as we are. Thank you.

Jennifer Buell: Thank you.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.